Exhibit 99.1

AUTOBYTEL REPORTS SIGNIFICANTLY IMPROVED FINANCIAL RESULTS
FOR 2011 THIRD QUARTER

-- Company Profitable for Nine Month Year-to-date Period;
Expects Profitability For Full Year --

IRVINE, Calif.  (November 10, 2011) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today reported a significant improvement in financial results for the third quarter ended September 30, 2011 compared with the same period last year.

Total net revenues rose 26% to $16.3 million for the 2011 third quarter, from $12.9 million last year, principally reflecting increased wholesale purchase request revenues, including purchase requests sold directly to automobile manufacturers, primarily as a result of the company's acquisition of Cyber Ventures in September 2010.  Total net revenues grew 7% from $15.2 million for the preceding second quarter of 2011.

Purchase request revenues, the company’s core business, grew more than 30% for the 2011 third quarter over the corresponding prior year period, and increased more than 9% from the immediately preceding second quarter.  The year-over-year and sequential improvements primarily reflected higher sales of wholesale purchase requests.

Advertising revenues totaled $784,000 for the 2011 third quarter, compared with $1.0 million last year, and $988,000 in the preceding 2011 second quarter, with the decline primarily attributable to a moderation in spending by auto manufacturers as the result of lower inventory levels related to the March 2011 Japanese earthquake and tsunami.

“Our ongoing success in helping auto dealers and manufacturers sell more cars and trucks by providing them with high quality purchase requests is driving our improved results and two consecutive quarters of profitability,” said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  “We are profitable through the first nine months of 2011 and believe we will be able to generate net income for the full year.  However, renewed uncertainties resulting from production-related inventory disruptions facing the automotive industry for the remainder of 2011 could impact our ability to do so.”

Gross profit increased 38% to $6.6 million for the 2011 third quarter from $4.8 million a year ago.  Gross margin improved to 40.3% of total revenue for the 2011 third quarter from 36.8% for last year’s third quarter, but was slightly lower than 41.7% for the 2011 second quarter.  The year-over-year improvement in gross margin is principally due to a higher level of internally-generated purchase requests.  The sequential decline was caused by lower advertising revenue which generally contributes higher margins, as well as a greater contribution of wholesale purchase requests which generally contribute lower margins.

Total operating expenses declined to $6.1 million for the 2011 third quarter from $7.9 million for the 2010 third quarter.  Total operating expenses were $6.1 million for the 2011 second quarter.

Cash flow used in operations was $93,000 for the third quarter of 2011, compared with $2.9 million for last year’s third quarter.  Cash flow provided by operations was $1.4 million for the second quarter of 2011.

Net income for the 2011 third quarter totaled $446,000, or $0.01 per diluted share, versus a net loss of $3.1 million, or $0.07 per share, for the 2010 third quarter and net income of $199,000, or $0.00 per diluted share, for the 2011 second quarter.

Cash and cash equivalents grew to $9.2 million at September 30, 2011, compared with $8.6 million at June 30, 2011 and $8.8 million at December 31, 2010.

Nine-Month Results
For the first nine months of 2011, total net revenues rose 29% to $47.6 million from $36.9 million for the corresponding period of 2010.  Purchase request revenues for the 2011 year-to-date period increased nearly 32% from the same period last year.  Advertising revenues totaled $2.8 million for the first nine months of 2011, compared with $3.0 million for the first nine months of 2010.

Total operating expenses for the nine months ended September 30, 2011 amounted to $18.8 million, which included a $393,000 credit to expense related to litigation settlements.  Total operating expenses for last year’s nine-month period were $19.5 million, which included a $2.9 million credit to expense related to litigation settlements ($2.7 million of which was the final payment under one of these settlements in the first quarter of 2010), and $482,000 in severance and related expenses, for the first nine months of last year.

Net income for the 2011 nine-month period was $75,000, or $0.00 per diluted share, versus a net loss of $5.3 million, or $0.12 per share, in the prior-year period.

Cash flow provided by operations was $120,000 for the nine months ended September 30, 2011, compared with cash flow used in operations of $3.8 million for the similar period last year.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2011 third quarter financial results.  Interested parties may participate in the live call by dialing 877-852-2929, passcode 20340489.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through November 17, 2011 by dialing 855-859-2056, passcode 20340489.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”). The slides will contain disclosures of adjusted operating expenses, EBITDA (earnings before interest, taxes, depreciation and amortization) and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure will be included in the slides.

About Autobytel Inc. (www.autobytel.com)
Autobytel Inc., a leading online provider of consumer purchase requests and marketing resources to car dealers and manufacturers and information consumers need to purchase new and used cars, pioneered the automotive internet when it launched Autobytel.com in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites, including Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, DealershipJobs.comsm, MyGarage.com®, and MyRide.com®, and its respected online partners, Autobytel continues its dedication to innovating the industry’s highest quality internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry’s most productive and cost-effective customer referral and marketing programs.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to achieving net income for the full 2011 year, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production resulting from natural disasters in Japan and Thailand; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company’s stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of the company’s Annual Report on Form 10-K for the current year.

Contacts:
Investor Relations Agency
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

Jim Helberg, Autobytel Media Relations
949-862-1395
jimh@autobytel.com

Media Relations Agency
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$9,243	$8,819
Restricted cash	400	400
Accounts receivable (net of allowances for bad debts and customer credits of $530 and $621, at September 30, 2011 and December 31, 2010, respectively)	10,481	9,067
Prepaid expenses and other current assets	726	797
Total current assets	20,850	19,083
Property and equipment, net	1,756	1,733
Long-term strategic investment	194	1,000
Intangible assets, net	3,235	4,258
Goodwill	11,677	11,677
Other assets	77	81
Total assets	$37,789	$37,832

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,700	$3,713
Accrued expenses and other current liabilities	3,751	4,995
Deferred revenues	448	564
Total current liabilities	7,899	9,272
Convertible note payable	5,000	5,000
Other non-current liabilities	593	457
Total liabilities	13,492	14,729

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 46,114,004 and 45,689,062 shares issued and outstanding, as of September 30, 2011 and December 31, 2010, respectively	46	46
Additional paid-in capital	306,475	305,356
Accumulated deficit	(282,224)	(282,299)
Total stockholders' equity	24,297	23,103
Total liabilities and stockholders' equity	$37,789	$37,832

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2011	2010	2011	2010

Revenues:
Purchase requests	$15,482	$11,875	$44,635	$33,854
Advertising	784	1,037	2,772	2,959
Other revenues	44	19	182	61
Total net revenues	16,310	12,931	47,589	36,874
Cost of revenues (excludes depreciation of $70 and $45 for the three months ended September 30, 2011 and 2010, respectively, and $211 and $120 for the nine months ended September 30, 2011 and 2010, respectively)	9,738	8,174	28,496	23,127
Gross profit	6,572	4,757	19,093	13,747

Operating expenses:
Sales and marketing	2,153	2,937	6,782	8,576
Technology support	1,855	1,897	5,241	4,573
General and administrative	1,781	2,869	5,809	8,618
Depreciation and amortization	419	223	1,369	601
Litigation settlements	(65)	(66)	(393)	(2,871)
Total operating expenses	6,143	7,860	18,808	19,497
Operating income (loss)	429	(3,103)	285	(5,750)
Interest and other income, net	8	88	31	578
Income tax (benefit) expense	(9)	46	241	94
Net income (loss) and comprehensive income (loss)	$446	$(3,061)	$75	$(5,266)

Basic earnings (loss) per common share	$0.01	$(0.07)	$0.00	$(0.12)
Diluted earnings (loss) per common share	$0.01	$(0.07)	$0.00	$(0.12)

Shares used in computing net earnings (loss) per common share (in thousands):
Basic	46,077	45,156	45,916	44,973
Diluted	47,391	45,156	47,974	44,973